Exhibit 5.1

Fort Lauderdale	One Southeast Third Avenue
Jacksonville	28th Floor
Los Angeles	Miami, Florida 33131-1714
Madison
Miami	www.akerman.com
New York
Orlando	305 374 5600 tel 305 374 5095 fax
Tallahassee
Tampa
Tysons Corner
Washington, DC
West Palm Beach
October 30, 2006
BabyUniverse, Inc.
150 South U.S. Highway One
Suite 500
Jupiter, Florida 33477
     Re: Registration Statement on Form S-3
Ladies and Gentlemen:
     This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of an aggregate of 224,669 shares of Common Stock, $0.001 par value per share (the “Shares”) of BabyUniverse, Inc., a Florida corporation (the “Company”), which Shares will be sold by certain selling shareholders (the “Selling Shareholders”).
     The Shares are to be sold by the Selling Shareholders, pursuant to the Form of Warrant Agreement, dated August 8, 2005, by and between the Company and each of GunnAllen Financial, Inc. and Wedbush Morgan Securities, Inc., the Warrant Agreement, dated as of July 11, 2006, by and between the Company and Hercules Technology Growth Capital, Inc., and the Warrant Agreement, dated as of July 11, 2006, by and between the Company and Merriman Curhan Ford & Co. (collectively, the “Warrant Agreements”) to be filed as Exhibits 2.1, 2.2 and 2.3 respectively to the Registration Statement.
     We are acting as counsel for the Company and the Selling Shareholders in connection with the registration and resale of the Shares. We have examined signed copies of the Registration Statement as filed with the Commission. We have also examined and relied upon the Warrant Agreements, the minutes of meetings of the shareholders and the Board of Directors of the Company as provided to us by the Company, stock record books of the Company as provided to us by the Company, and the Articles of Incorporation and Bylaws of the Company for purposes of rendering the opinions hereinafter set forth.
     In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.
     Based upon and subject to the foregoing, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.
     Please note that we are opining only as to the matters expressly set forth herein, based on Florida law, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.
     We hereby expressly consent to (1) any reference to our firm in the Registration Statement, in any registration statement filed pursuant to Rule 462(b) under the Act for this same offering, and in any prospectus supplement filed pursuant to Rule 424 under the Act for this same offering, (2) the inclusion of this opinion as an exhibit to the Registration Statement and the incorporation by reference into any such additional registration statement, and (3) the filing of this opinion with any other appropriate governmental agency.
     In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,
/s/ AKERMAN SENTERFITT